Exhibit 99.1

Press Release

February 13, 2007	Contact Information:
For Immediate Release	George C. Moore
Executive Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Third Quarter Results for Fiscal 2007

Call scheduled for Thursday, February 22, 2007 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – February 13, 2007

Rexnord LLC, a leading diversified, multi-platform industrial company comprised of two key platforms of power transmission and water management products, today reported summary results for the third quarter of its fiscal 2007, which ended December 30, 2006. Rexnord LLC reported that today’s results are consistent with the pre-announcement of third quarter results, which were made in its 8-K filing dated January 25, 2007. The reported results for the fiscal third quarter are lower as a result of the accident at the Company’s Canal Street facility on December 6, 2006 and related business interruption by approximately $15 to $20 million in sales and $6 to $10 million of operating income.

Third Quarter Highlights:

•	Third quarter sales grew 7.0% over the prior year quarter to $283.1 million

•	Third quarter income from operations grew 8.3% over the prior year to $18.2 million

•	Third quarter Adjusted EBITDA grew 5.6% to $51.2 million or 18.1% of sales; compared to the third quarter of last year Adjusted EBITDA of $48.5 million or 18.3% of sales

•

Total debt was reduced by $27.3 million during the third quarter, bringing the total debt reduction to $56.5 million since the date of the Apollo acquisition; Debt to EBITDA ratio declined to 6.2x from 6.3x as of September 30, 2006

•

Backlog as of December 30, 2006 was $386.6 million, an increase of $79.2 million or 25.8% from March 2006. Backlog net of the gear product line was approximately $228.0 million at the end of December 2006, unchanged from September 30, 2006 and an increase of $31.0 million from March 31, 2006

•	Completed Zurn acquisition on February 7, 2007

Bob Hitt, Rexnord’s Chief Executive Officer, said, “The tragedy we experienced at our Canal Street facility this quarter was both a sad and a defining moment for the Company. We continue to express sadness about the death of our employees and extend our sympathies to the families of those impacted by the accident. It was also a defining moment as our employees have shown great courage, resilience and teamwork in the weeks following the accident. Everyone has rallied to help us recover and to continue to serve our customers.”

Hitt, emphasized, “I would like to take this opportunity to thank our employees, customers, suppliers, contractors and others assisting in the recovery process, as well as the community and other agencies for the tremendous support since the accident.”

Despite the impact from the accident, Rexnord reported today that sales grew 7% in the third quarter fiscal 2007, and adjusted EBITDA grew 5.6% over the prior year quarter. “I truly believe our results reflect not only the hard work by many focused employees, but also the spirit of cooperation we received from everyone associated with the Company. We are pleased with the results we posted in the third quarter.”

Additionally, the Company reduced its debt by $27.3 million in the quarter, which coupled with Adjusted EBITDA growth drove our leverage ratio to 6.2x from 6.8x at the date of the Apollo acquisition. Hitt continued, “The overall positive trends in our business continue and almost all of our of our end markets remain solid. Our order growth in the third quarter was 4.6%, slightly lower than the first six months of the fiscal year, but overall, we are well positioned as we head into to the fourth quarter. Currently, our backlog sits at $386.6 million, 26% higher than the beginning of the fiscal year.”

Since the end of the quarter, Rexnord closed the previously announced Zurn acquisition, which creates a second strategic platform within the company, specifically related to water management. “As we look to our fourth quarter,” Hitt concluded, “our priorities are to continue the recovery process at the Canal Street facility to be back to full production by the summer and to continue to focus on the needs of our customers and to reduce our leverage by focusing on driving growth, expanding margins, and generating cash to reduce our debt.”

Third Quarter – Adjusted EBITDA of $51.2M or 18.1% of sales; Leverage ratio at 6.2x

Sales in the third quarter of fiscal 2007 were $283.1 million, an increase of $18.6 million or 7.0%, from last year’s third quarter sales of $264.5 million. The sales increase was driven primarily by strength in our industrial products end markets of natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates) and food and beverages as well as strong demand for our aerospace products. Foreign currency fluctuations also favorably impacted sales by approximately $5.4 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year. The Canal Street accident affected production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the third quarter of fiscal 2007 by approximately $15.0 to $20.0 million.

Adjusted EBITDA in the third quarter was $51.2 million, an increase of 5.6% or $2.7 million over the third quarter of fiscal 2006. Adjusted EBITDA for the third quarter of fiscal 2007 excludes $7.9 million of incremental costs related to the Canal Street accident, $3.2 million of costs related to adjusting our inventories to fair value as part of the Apollo transaction, $8.8 million of income due to a Continued Dumping and Subsidy Offset Act (“CDSOA”) claim recovery, $0.7 million of LIFO income, $1.5 million of stock option expense, $0.7 million of income related to a required reserve adjustment related to Predecessor and $1.2 million of other expenses. While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $6.0 to $10.0 million in the third fiscal quarter as a result of the Canal Street accident and the associated reduction in sales, in addition to the $7.9 million loss currently recognized in the consolidated statement of operations. Included within the third quarter of fiscal 2007 is a $6.7 million benefit resulting from a policy change that eliminates the carry-over of vacation balances from year-to-year. Adjusted EBITDA for the third quarter of fiscal 2006 excludes $2.0 million of LIFO expense, $14.5 million of restructuring and other similar costs related to plans we initiated to restructure certain manufacturing operations and reduce headcount at certain locations, including the continuation of certain Falk plant consolidation activity that had been initiated prior to our acquisition of Falk, and $0.9 million of other expenses.

Gross profit in the third quarter of fiscal 2007 grew to $84.1 million, or 29.7% of net sales, from $82.0 million, or 31.0% of net sales in the third quarter of fiscal 2006. Net inventory purchase accounting adjustments and LIFO unfavorably impacted third fiscal quarter gross profit margins by a combined 88 basis points, whereas the prior year quarter gross profit margins were unfavorably impacted by LIFO by 76 basis points. The reduction in gross profit margins year-over-year from purchase accounting adjustments and LIFO was partially offset by the realization of synergies and fixed cost reductions achieved over the past year resulting from the integration of the Falk and Rexnord businesses.

Nine Months of Fiscal 2007 – 8.3% sales growth (adjusted to include Falk for the entire nine months of the prior year) and 13.3% Adjusted EBITDA growth (adjusted to include Falk for the entire nine months of the prior year)

Sales in the first nine months of fiscal 2007 were $869.6 million, an increase of $91.9 million or 11.8%, over sales in the first nine months of fiscal 2006 of $777.7 million. Approximately $25.2 million of this increase was due to the timing of the Falk acquisition in May 2005, as the first nine months of our prior fiscal year included approximately 7.5 months of Falk sales. The remaining sales increase of $66.7 million was driven primarily by strength in industrial products end markets of natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates) and food and beverages as well as strong demand for our aerospace products. Foreign currency fluctuations also favorably impacted sales by approximately $11.8 million during the first nine months of fiscal 2007, as the Euro and Canadian dollar strengthened against the U.S. dollar. The Canal Street accident affected production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the third quarter of fiscal 2007 by approximately $15.0 to $20.0 million.

Adjusted EBITDA in the first nine months of fiscal 2007 was $158.0 million, an increase of 13.3% or $18.6 million over the first nine months of fiscal 2006 (adjusted to include Falk for the entire nine months of the prior year). Adjusted EBITDA for the first nine months of fiscal 2007 excludes $7.9 million of incremental costs related to the Canal Street accident, $62.7 million of transaction-related costs related to the Apollo transaction, $17.2 million of costs related to adjusting our inventories to fair value as part of the Apollo transaction, $8.8 million of income due to a CDSOA claim recovery, and $8.7 million of LIFO income, $2.7 million of stock option expense, $1.1 million of expense related to a required reserve adjustment related to Predecessor and $2.2 million of other expenses. While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $6.0 to $10.0 million as a result of the Canal Street accident and the associated reduction in sales in the third fiscal quarter. Included within the third quarter of fiscal 2007 is a $6.7 million benefit resulting from a policy change that eliminates the carry-over of vacation balances from year-to-year. Adjusted EBITDA for the first nine months of fiscal 2006 excludes $0.5 million of LIFO expense and $20.3 million of restructuring and other similar costs related to plans we initiated to restructure certain manufacturing operations and reduce headcount at certain locations, including the continuation of certain Falk plant consolidation activity that had been initiated prior to our acquisition of Falk and $3.8 million of other expenses.

Gross profit in the first nine months of fiscal 2007 was $264.6 million, or 30.4% of net sales, compared to $240.1 million, or 30.9% of net sales in the first nine months of fiscal 2006. Net inventory purchase accounting adjustments and LIFO unfavorably impacted current year gross profit margins by a combined 98 basis points, whereas the prior year gross profit margins were unfavorably impacted by these items by 6 basis points. The reduction in gross profit margins year-over-year from purchase accounting adjustments and LIFO was partially offset by the realization of synergies and fixed cost reductions achieved over the past year resulting from the integration of the Falk and Rexnord businesses.

Debt reduced by $27.3 million during Third Quarter

At the end of the third quarter, the Company had total debt of $1,379.9 million, $27.3 million lower than as of September 30, 2006 and $56.5 million lower than the date of the Apollo acquisition. The Company also had cash on hand of $17.9 million as of December 30, 2006. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of December 30, 2006 was 6.2x compared to 6.3x as of September 30, 2006 and 6.8x as of the Apollo acquisition on July 21, 2006.

Acquisition of Jacuzzi’s Zurn Water Management Business

On February 7, 2007 we acquired the water management business (“Zurn”) of Jacuzzi Brands, Inc. from an affiliate of Apollo for a cash purchase price of approximately $942.0 million, including transaction costs. The purchase price was financed through an equity investment by Apollo and its affiliates of approximately $282.0 million and debt financing of approximately $660.0 million, consisting of (i) $310.0 million of 9.50% senior notes due 2014, (ii) $150.0 million of 8.875% senior notes due 2016 and (iii) $200.0 million of borrowings under existing senior secured credit facilities. This acquisition created a new strategic water management platform for Rexnord. Rexnord management expects this transaction to be approximately leverage neutral for the Company. The Company’s results and financial statements for the three and nine months ended December 30, 2006 do not include the impact of the Zurn acquisition.

Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America, and holds a leading market position across most of its businesses.

Canal Street Facility Accident

On December 6, 2006, the Company experienced an explosion at its Canal Street facility, in which three employees lost their lives and approximately 45 employees were injured. Canal Street is comprised of over 1.1 million square feet among several buildings, and employed approximately 750 associates prior to the accident. Preliminary reports indicate the accident resulted from a leak in an underground pipe related to a backup propane gas system that was being tested. The explosion destroyed approximately 80,000 square feet of warehouse, storage and non-production buildings, and damaged portions of other production areas. The Canal Street facility manufactures portions of the Company’s gear product line and, to a lesser extent, the Company’s coupling product line. The Company’s core production capabilities were substantially unaffected by the accident.

The Company has substantial property, casualty, liability, workers’ compensation and business interruption insurance. Management believes that the limits of coverage will be in excess of the losses incurred. The property, casualty and business interruption liability insurance provides coverage of up to $2.0 billion per incident. The aggregate amount of deductibles under all insurance coverage is $1.0 million.

The accident affected production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the third quarter of fiscal 2007 by approximately $15.0 to $20.0 million. While difficult to determine, the Company estimates that income from operations was adversely impacted by approximately $6.0 to $10.0 million in that quarter as a result of the accident and the associated reduction in sales, in addition to the $7.9 million loss currently recognized in the consolidated statement of operations. The Company is actively working with its insurance carriers to determine the amounts and timing of the insurance proceeds recoverable under its property, casualty and business interruption coverage.

Although the Company expects to ultimately recover a substantial majority of these charges and impairments under its insurance coverage, pursuant to U.S. generally accepted accounting principles (GAAP) it has only recorded insurance recoveries in the amount of $12.0 million as of December 30, 2006. Additional recoveries are expected to become recordable under GAAP in subsequent periods.

To date the Company has not experienced any material customer or order loss as a result of its temporary inability to produce and deliver products from Canal Street. Management does not believe that there will be any long-term negative implications to the Company’s gear product line as a result of the accident.

Through February 13, 2007, the Company has received cash advances from its insurance carriers totaling $22.0 million, of which $7.0 million was received in December 2006. This amount is reflected in the Company’s cash balance of $17.9 million as of December 30, 2006. The Company has not experienced, and does not expect to experience, any material adverse impact to liquidity, cash or its leverage profile as a result of the accident.

Recovery Update

The Company has recommenced shipments and production at Canal Street. As of January 20, 2006, all Canal Street employees have been recalled and are working at the facility in their roles prior to the accident and/or assisting in the restoration process. Shipments and production at Canal Street continue to increase, and preliminarily management estimates that the Company will be able to reach pre-accident shipment levels from the Canal Street Facility during the first half of its fiscal 2008.

Continued Dumping and Subsidy Offset Act (CDSOA)

The U.S. government has eight antidumping duty orders in effect against certain foreign producers of ball bearings exported from six countries, tapered roller bearings from China and spherical plain bearings from France. The foreign producers of the ball bearing orders are located in France, Germany, Italy, Japan, Singapore and the United Kingdom. The Company is a producer of ball bearing products in the United States. The CDSOA provides for distribution of monies collected by Customs and Border Protection (“CBP”) from antidumping cases to qualifying producers, on a pro rata basis, where the domestic producers have continued to invest their technology, equipment and people in products that were the subject of the anti-dumping orders. As a result of providing relevant information to CBP regarding calendar 2006 and prior years’ manufacturing, personnel and development costs, the Company received $8.8 million, its pro rata share of the total CDSOA distribution, during the third quarter of fiscal 2007.

In February 2006, U.S. Legislation was enacted that would end CDSOA distributions for imports covered by anti-dumping duty orders entering the U.S. after September 30, 2007. Because monies continue to be collected by CBP until September 30, 2007 and for prior year entries, there may be some distributions beyond 2007; however, the Company can not reasonably estimate the amount of CDSOA distributions it will receive in future years, if any.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms; Power Transmission and Water Management with approximately 7,000 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seal, industrial chain, and special components. Our water management products are sold primarily under the Zurn and Wilkins brand names and our products include specification drainage, water control, PEX and commercial brass. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on Thursday, February 22, 2007 at 10:00 a.m. Eastern Time to discuss its fiscal year 2007 third quarter results, provide a general business update and respond to investor questions. Rexnord CEO Robert Hitt and CFO George Moore will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (800) 289-0573

International toll #: (913) 981-5544

Access Code: 3948150

If you are unable to participate during the live teleconference, a replay of the conference call will be available until March 1, 2007. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 3948150.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

	Three Months Ended		Nine Months and Periods Ended
		Predecessor		Predecessor
	(1) December 30, 2006 (Unaudited)	January 1, 2006 (Unaudited)	Period from July 22, 2006 through December 30, 2006 (Unaudited)	Period from April 1, 2006 through July 21, 2006 (Unaudited)	January 1, 2006 (Unaudited)
Net sales	$283.1	$264.5	$535.4	$334.2	$777.7
Cost of sales	199.0	182.5	367.3	237.7	537.6

Gross profit	84.1	82.0	168.1	96.5	240.1
Selling, general and administrative expenses	49.4	46.7	92.1	63.1	136.6
Loss on Canal Street accident, net	7.9	—	7.9	—	—
Restructuring and other similar costs	—	14.5	—	—	20.3
Transaction-related costs	—	—	—	62.7	—
Amortization of intangible assets	8.6	4.0	16.0	5.0	11.6

Income (loss) from operations	18.2	16.8	52.1	(34.3)	71.6
Non-operating income (expense):
Interest expense, net	(35.3)	(15.4)	(63.7)	(21.0)	(45.2)
Other income (expense), net	7.6	(0.9)	7.0	(0.4)	(3.8)

(Loss) income before income taxes	(9.5)	0.5	(4.6)	(55.7)	22.6
(Benefit) provision for income taxes	(5.0)	(0.1)	(0.5)	(16.1)	9.4

Net (loss) income	$(4.5)	$0.6	$(4.1)	$(39.6)	$13.2

(1)	Excludes the impact of recoveries under business interruption insurance as a result of lost sales and other expenses incurred in connection with reconstruction and recovery efforts.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

		Predecessor
	December 30, 2006	March 31, 2006
	(Unaudited)
Assets
Current assets:
Cash	$17.9	$22.5
Receivables, net	162.4	177.4
Inventories, net	218.2	191.9
Other current assets	28.1	22.2

Total current assets	426.6	414.0

Property, plant and equipment, net	366.0	348.9
Intangible assets, net	530.7	141.1
Goodwill	987.7	670.4
Other assets	56.5	33.7

Total assets	$2,367.5	$1,608.1

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.0	$1.9
Trade payables	97.8	119.3
Income taxes payable	4.6	3.9
Deferred income taxes	15.0	7.0
Compensation and benefits	38.1	44.9
Current portion of pension obligations	10.2	20.8
Current portion of postretirement benefit obligations	5.1	5.1
Interest payable	46.5	13.5
Other current liabilities	44.2	38.4

Total current liabilities	263.5	254.8

Long-term debt	1,377.9	751.8
Pension obligations	64.3	61.6
Postretirement benefit obligations	43.9	33.5
Deferred income taxes	194.0	40.2
Other liabilities	22.3	25.1

Total liabilities	1,965.9	1,167.0
Stockholders’ equity
Common stock, $0.01 par value; at December 30, 2006, 100,000 shares were authorized and 1,000 shares were issued and outstanding; at March 31, 2006, 5,000,000 shares were authorized and 3,623,809 shares were issued and outstanding	0.1	0.1
Additional paid in capital	402.9	363.4
Retained earnings (accumulated deficit)	(4.1)	68.3
Accumulated other comprehensive income	2.7	9.3

Total stockholders’ equity	401.6	441.1

Total liabilities and stockholders’ equity	$2,367.5	$1,608.1

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Nine Months and Periods Ended
		Predecessor
	Period from July 22, 2006 through December 30, 2006 (Unaudited)	Period from April 1, 2006 through July 21, 2006 (Unaudited)	January 1, 2006 (Unaudited)
Operating activities
Net (loss) income	$(4.1)	$(39.6)	$13.2
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	22.3	14.0	31.9
Amortization of intangible assets	16.0	5.0	11.6
Amortization of deferred financing costs	3.3	1.1	2.7
Loss (gain) on dispositions of property, plant and equipment	0.5	(1.3)	—
Non-cash write-off of deferred financing fees	—	20.5	—
Other non-cash charges	—	—	6.4
Stock option expense	2.7	—	—
Changes in operating assets and liabilities:
Receivables	0.9	12.4	5.9
Inventories	9.6	(18.1)	(7.6)
Other assets	7.8	(1.3)	(2.5)
Accounts payable	(9.8)	(17.2)	(3.6)
Accrued transaction fees	(18.6)	18.6	—
Accruals and other	26.3	1.5	(13.5)

Cash provided by (used for) operating activities	56.9	(4.4)	44.5

Investing activities
Expenditures for property, plant and equipment	(18.2)	(11.7)	(22.3)
Proceeds from dispositions of property, plant and equipment	1.1	1.6	1.0
Acquisitions, net of cash acquired	(1,011.6)	(5.6)	(301.3)

Cash used for investing activities	(1,028.7)	(15.7)	(322.6)

Financing activities
Proceeds from issuance of long-term debt	1,430.7	16.9	312.0
Repayments of long-term debt	(813.7)	(8.5)	(45.1)
Payment of financing fees	(55.2)	(0.2)	(7.6)
Payment of tender premium	(23.1)	—	—
Capital contribution	438.0	—	—
Proceeds from issuance of common stock	1.6	—	1.2

Cash provided by financing activities	978.3	8.2	260.5
Effect of exchange rate changes on cash	0.6	0.2	—

Increase (decrease) in cash	7.1	(11.7)	(17.6)
Cash at beginning of period	10.8	22.5	26.3

Cash at end of period	$17.9	$10.8	$8.7

Reconciliation of EBITDA and Adjusted EBITDA

Third Quarter

(Unaudited)

		Predecessor
	Quarter Ended December 30, 2006	Quarter Ended January 1, 2006
Net (loss) income	$(4.5)	$0.6
Interest expense, net	35.3	15.4
Benefit for income taxes	(5.0)	(0.1)
Depreciation and amortization	21.8	15.2

EBITDA	$47.6	$31.1

Adjustments to EBITDA:

Loss on Canal Street accident, net	7.9	—
Restructuring and other similar costs	—	14.5
Stock option expense, net	1.5	—
Impact of inventory fair value adjustment	3.2	—
LIFO (income) expense	(0.7)	2.0
Required reserve adjustment related to predecessor	(0.7)	—
CDSOA recovery	(8.8)	—
Other expense, net	1.2	0.9

Subtotal of adjustments to EBITDA	3.6	17.4

Adjusted EBITDA	$51.2	$48.5

Memo: Estimated impact of Canal Street business interruption	$6.0 to $10.0 million

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock option expense, other expense, LIFO expense and nonrecurring items. For the quarter ended December 30, 2006, the loss on Canal Street accident consists of $7.9 million of incremental expenses. Other expense, net for the quarter ended December 30, 2006, consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.5 million, foreign currency losses of $0.1 million and other miscellaneous expense of $0.1 million. For the quarter ended January 1, 2006, restructuring and other similar costs of $14.5 million relates to restructuring expense associated with plant consolidation and severance and related costs. Other expense, net consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.2 million and foreign currency losses of $0.1 million and other miscellaneous expenses of $0.1 million.

Reconciliation of EBITDA and Adjusted EBITDA

Nine Months

(Unaudited)

	Nine Months and Periods Ended
		Predecessor	Combined
	Period from July 22, 2006 through December 30, 2006	Period from April 1, 2006 through July 21, 2006	Period from April 1, 2006 through December 30, 2006	Nine Months Ended January 1, 2006
Net (loss) income	$(4.1)	$(39.6)	$(43.7)	$13.2
Interest expense, net	63.7	21.0	84.7	45.2
Provision (benefit) for income taxes	(0.5)	(16.1)	(16.6)	9.4
Depreciation and amortization	38.3	19.0	57.3	43.5

EBITDA	$97.4	$(15.7)	$81.7	$111.3

Adjustments to EBITDA:

Loss on Canal Street accident, net	7.9	—	7.9	—
Restructuring and other similar costs	—	—	—	20.3
Transaction costs	—	62.7	62.7	—
Stock option expense, net	2.7	—	2.7	—
Impact of inventory fair value adjustment	17.2	—	17.2	—
LIFO (income) expense	(9.9)	1.2	(8.7)	0.5
Required reserve adjustment related to predecessor	(1.2)	2.3	1.1	—
CDSOA recovery	(8.8)	—	(8.8)
Other expense, net	1.8	0.4	2.2	3.8

Subtotal of adjustments to EBITDA	9.7	66.6	76.3	24.6

Adjusted EBITDA	$107.1	$50.9	$158.0	$135.9

Memo: Estimated impact of Canal Street business interruption	$6.0 to $10.0 million		$6.0 to $10.0 million

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, transaction-related costs, stock option expense, other expense, LIFO expense and nonrecurring items. For the nine months ended December 30, 2006, transaction-related costs of $62.7 million consist entirely of seller-related expenses incurred during the period in connection with the sale of the Company to Apollo in July 2006, the loss on Canal Street accident consists of $7.9 million of incremental expenses. Other expense, net for the nine months ended December 30, 2006, consists of management fee expense of $1.5 million, gains on the sale of fixed assets of $0.8 million, foreign currency losses of $1.3 million and other miscellaneous expenses of $0.2 million. For the nine months ended January 1, 2006, restructuring and other similar costs of $20.3 million relates to restructuring expense associated with plant consolidation and severance and related costs. Other expense, net consists of management fee expense of $1.5 million, losses on the sale of fixed assets of $0.3 million, foreign currency losses of $0.8 million, attorney fees incurred as part of the refinancing of our credit agreement of $0.9 million and other miscellaneous expenses of $0.3 million.